Exhibit 99.1

NEWS RELEASE

Global Power ♦ 400 E Las Colinas Blvd., Suite 400 ♦ Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Reports Fourth Quarter and Full Year 2017 Results

Also announces changes in Board of Directors and Management

IRVING, Texas, April 16, 2018 – Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power” or the “Company”) today reported its financial results for the fourth quarter and year ended December 31, 2017.

During the fourth quarter of 2017, the Company made the decision to exit and sell its Electrical Solutions segment. Additionally, in October 2017, the Company sold substantially all of its Mechanical Solutions segment, as well as its manufacturing facility and remaining production equipment in Mexico. Accordingly, these segments have been presented as discontinued operations for all periods presented, and the Company’s results are presented as a single segment comprised of the former Services segment (or “Williams”) and corporate headquarter operations.

Fourth quarter 2017 revenue from continuing operations was $44.3 million compared with $59.1 million in the prior-year period, a $14.8 million decline. Gross profit from continuing operations for the 2017 fourth quarter decreased $1.5 million to $8.0 million. Loss from continuing operations for the 2017 quarter was $3.2 million, or $(0.18) per share, compared with $3.5 million, or $(0.20) per share, for the corresponding 2016 period. Total net loss was $12.3 million, or $(0.69) per share, compared with $7.0 million, or $(0.40) per share, for the prior-year period.

For the full year 2017, revenue from continuing operations was $187.0 million compared with $231.0 million in 2016. Loss from continuing operations was $30.0 million, or $(1.70) per share. Total net loss was $56.5 million, or $(3.20) per share.

Tracy Pagliara, President and CEO of Global Power, noted, “The outcome of 2017 was disappointing. Our operating performance was below expectations and the process to evaluate strategic alternatives for our Electrical Solutions (Koontz-Wagner) business has not progressed as quickly as we planned.  Additionally, our liquidity position, while somewhat improved recently, continues to constrain our business and, to further complicate matters, closing on a new revolving loan facility in a timely manner has proven to be a challenge.

“Importantly, we are making good progress thus far in 2018. Several contingencies have been positively resolved. We have a well-respected team in our markets and our backlog for Williams is strengthening. We also believe several growth initiatives being pursued to enhance Williams’ performance appear promising. Given this momentum and other relevant considerations, our Board has concluded it is an opportune time to evaluate strategic alternatives for Global Power, with the goal of advancing the best interests of our shareholders and providing improved long-term opportunities for our customers and employees. We also continue to work diligently to conclude the sale of Electrical Solutions by the end of the second quarter.”

Recent Developments

•

Received resolution of the U.S. Securities and Exchange Commission (the “SEC”) Division of Enforcement’s investigation. On March 8, 2018, the SEC Enforcement Staff informed the Company that they had completed their investigation into possible securities law violations by the Company relating to its disclosures concerning certain financial information, including its cost of sales and revenue recognition, as well as related accounting issues. Based on the information available to the SEC Enforcement Staff as of the date of their letter, they do not intend to recommend an enforcement action by the SEC against the Company.

•	Resolved disputes related to previously disclosed unapproved change orders and recorded revenue of $2.8 million in the fourth quarter of 2017.

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

•	Discussions for an asset-based loan have resumed with various lending groups following the resolution of several contingencies that prevented the Company from closing on an asset-based loan earlier.
•

Negotiated a $3.0 million incremental loan commitment with the Company’s primary lender, which can be drawn upon in minimum increments of $1.0 million and provides the Company with access to emergency funding in the event it is needed.

•

Reduced the size of the Company’s Board of Directors (the “Board”), prior to the date of this press release, from twelve members to five members to better align with the size of the organization and to reduce costs.

•

Developed a plan to initiate corporate cost reductions designed to integrate and streamline certain back office operations, including the reduction in executive staff. Cost reductions will continue through 2018 and are expected to accelerate following the intended disposition of Electrical Solutions.

Progress in 2017

•

Sold the Mechanical Solutions segment, including its related Mexico facility and equipment, and used a portion of the total net proceeds of $44.5 million to reduce debt by $35.9 million in October 2017, including full repayment of a $10.0 million first-out term loan from August 2017.

•

Formed a limited liability company, of which the Company is a 25% member, with a prime construction contractor to supply craft labor and supervision for the construction of the new nuclear power facilities at Plant Vogtle Units 3 & 4. The completion of the units is planned for 2021 and 2022. The Company also was awarded other work separate from the limited liability company and is currently bidding on other opportunities for direct scope of work.

•	Secured a $45.0 million senior secured term loan that was used to repay in full all outstanding loans and obligations under the Company’s previous credit agreement, which was in default.
•	Collected $6.4 million of outstanding receivables for pre-petition services rendered to a customer that filed for bankruptcy protection.
•	Favorably resolved and released to revenue a $4.4 million contingent liability that was originally recorded in 2015.
•	Awarded several new nuclear and fossil-power contracts, including new long-term contracts with well-established customers of the Company.
•	Sold the stock of Hetsco, Inc. (“Hetsco”), a wholly owned subsidiary, for net proceeds of $20.2 million.

Consolidated Results for the Three Months Ended December 31, 2017 (compared with the corresponding period in 2016 unless noted otherwise)

•

Revenue from continuing operations declined $14.8 million, of which $6.2 million was related to the divestiture of Hetsco in January of 2017. An $8.2 million increase in revenue associated with construction activities at Vogtle 3 & 4 was offset by a $12.4 million reduction in revenue related to the completion of several fixed-price nuclear contracts.

•

Gross profit from continuing operations declined primarily as a result of lower revenue, whereas gross margin expanded 190 basis points to 18.0% compared with the 2016 quarter due to an improved mix of business and the recognition of $2.8 million of revenue with 100% margin resulting from the resolution of disputed unapproved change orders.  The 2017 period also included  $1.8 million of zero margin revenue associated with estimated loss contracts.

•

Operating expenses were down  $0.6 million due primarily to a  decline in restatement expenses as a result of the wind-down of restatement activities in conjunction with the filing of the Annual Report on Form 10-K for the year ended December 31, 2015.

•

Interest expense increased $5.1 million due to the amortization of debt issuance costs associated with the repayment of $35.9 million on the term loan, including full repayment of the $10.0 million first-out term loan, in October 2017.

•

At the end of the period, backlog was $137.7 million compared with $138.6 million as of the end of 2016. An increase in demand on existing contracts and new contract awards related to the construction of Plant Vogtle Units 3 & 4 mostly offset the $18.3 million in 2016 backlog related to the timing of work for a scheduled nuclear facility outage that occurs every 18 months. Backlog as of December 31, 2017

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

included $85.6 million related to the construction of Plant Vogtle Units 3 & 4, which represented 62.2% of total backlog. Backlog is expected to improve $12.4 million in the first quarter of 2018 to an estimated $150.1 million.

•

Adjusted EBITDA was $0.3 million compared with $3.5 million.  See “NOTE 1—Non-GAAP Financial Measures” to the attached tables for important disclosures regarding Global Power's use of Adjusted EBITDA, as well a reconciliation of net income to Adjusted EBITDA.

Consolidated Results for the Year Ended December 31, 2017 (compared with the corresponding year ended 2016 unless noted otherwise)

Revenue from continuing operations was $187.0 million compared with $231.0, a $44.0 million decline. Gross profit from continuing operations decreased $13.3 million to $17.9 million. Operating loss from continuing operations increased $4.1 million to $22.0 million as a $9.2  million decline in operating expenses was insufficient to offset the $13.3 million reduction in gross profit. Interest expense increased $6.3 million due to the amortization of debt issuance costs associated with the repayment of $35.9 million on the term loan, including full repayment of the $10.0 million first-out term loan. Loss from continuing operations was $30.0 million, or $(1.70) per share. Total net loss was $56.5 million, or $(3.20) per share.

Adjusted EBITDA was $(11.7) million in 2017 compared with $(3.4) million in the prior year. See “NOTE 1—Non-GAAP Financial Measures” to the attached tables for important disclosures regarding Global Power's use of Adjusted EBITDA, as well a reconciliation of net income to Adjusted EBITDA.

Board Composition and Executive Management

Global Power also announced that its Board of Directors has been reduced from twelve members to five members, consistent with the Board composition plans to better align with the size of the organization and to reduce costs. The Board now consists of four non-executive directors: David A. B. Brown, Charles Macaluso, Robert B. Mills and Nelson Obus. Charles Macaluso will continue as Chairman of the Board.

Voluntarily resigning their positions from the Board were Carl Bartoli, director since January 2008; Linda A. Goodspeed, director since May 2016; David Keller, director since May 2015; Michael E. Rescoe, director since July 2014; Michael E. Salvati, director since August 2011; and Gary J. Taylor, director since October 2015.

The Board also announced that Craig E. Holmes voluntarily resigned from his positions as Co-President and Co-CEO and director as part of the Company’s plan to reduce costs and transition into an operating business from a holding company structure.

Mr. Macaluso,  Chairman of the Board, commented, “I offer my heartfelt thanks to our outgoing directors for their diligence during trying times and their commitment to sound governance and serving our shareholders. Their combined wisdom and experience have been greatly valued by all.”

“I also am very appreciative of Craig’s dedication and hard work during his time at Global Power. His financial and operating experience and knowledge combined with his strong leadership skills and strategic thinking enabled Global Power to survive through extremely challenging situations. We wish him all the best in his next endeavor.”

President and CEO, Tracy D. Pagliara, will continue to serve as a director.

Liquidity Update

As of April 9, 2018, the Company had cash and equivalents on-hand of $8.5 million,  restricted cash of  $10.4 million and had an outstanding gross debt balance of approximately $25.9 million.

For the year ended December 31, 2017, the Company consumed $30.9 million of cash in operations, including discontinued operations.  The Company’s liquidity has remained very constrained as a result of continued losses, inconsistent cash flows from operations and the inability to borrow additional amounts for short-term working capital needs or issue additional standby letters of credit.

Management continues to assess and implement steps in its liquidity plan, including the pursuit of a new line of credit and the evaluation of strategic alternatives for the Company as a whole.

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

2018 Outlook

Mr. Pagliara concluded, “Given our current backlog, we expect our business to grow in 2018 while margins return to normalized levels. Importantly, we are excited to pursue the pipeline of increasingly diverse opportunities in front of us, including our new growth initiatives in the decommissioning market, our expansion into Canada and the oil and gas industry and the opportunities presented by analog to digital conversions in power generation. We also intend to bid on more scope of work at Plant Vogtle Units 3 & 4 as the project advances. We plan to make substantial reductions in our general and administrative expenses as we transition into an operating business from a holding company structure. In the meantime, as previously noted, we are evaluating strategic alternatives for the Company.”

The Company expects to hold a meeting of shareholders upon conclusion of its strategic alternatives review or not later than December 2018, whichever comes first.

Webcast and Teleconference

The Company will host a conference call on Tuesday, April 17, 2018, at 10:00 a.m. Eastern time (9:00 a.m. Central). A webcast of the call and an accompanying slide presentation will be available at www.globalpower.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 1:00 p.m. Eastern time  (12:00 p.m. Central) on the day of the teleconference until the end of day on May 1, 2018. To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13678437.  Alternatively, you may access the webcast replay at http://ir.globalpower.com/, where a transcript will be posted once available.

About Global Power

Global Power is a general and specialty construction, maintenance and modification and plant management support services company serving the nuclear, hydro and fossil power generation, pulp and paper, refining and petrochemical industries.

Additional information about Global Power can be found on its website:  www.globalpower.com.

Forward-looking Statement Disclaimer
This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the timing or outcome of the Electrical Solutions strategic review process, if any, the ability to close on a revolving credit facility, the outcome of a strategic review process for Global Power, the Company’s ability to comply with the terms of its debt instruments, the impact of planned cost reductions, reorganization and restructuring efforts, the Company’s ability to implement its liquidity plan, the Company’s ability to engage with a strong financial partner for the continuing services business, expectations for growth of the business in 2018 and ability to realize the inherent value in the Company’s capabilities, ability to compete well in Global Power’s markets, and other related matters. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties, including our ability to comply with the terms of our credit facility and enter into new lending facilities and access letters of credit, ability to timely file our periodic reports with the SEC, ability to implement our strategic initiatives, business plans, and liquidity plans, and ability to maintain effective internal control over financial reporting and disclosure controls and procedures. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that we previously provided, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States, including the banking environment or monetary policy, and any suspension of our continued reporting obligations under the Securities Exchange Act of 1934, as amended.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of the Annual Report on Form 10-K for its 2017 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow.

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands, except share and per share amounts)	2017	2016	2017	2016
Revenue	$44,329	$59,105	$186,982	$231,007
Cost of revenue	36,362	49,617	169,056	199,775

Gross profit	7,967	9,488	17,926	31,232
Gross margin	18.0%	16.1%	9.6%	13.5%

Selling and marketing expenses	559	575	2,313	2,901
General and administrative expenses	8,196	8,886	35,984	43,424
Depreciation and amortization expense	525	378	1,673	2,871
Total operating expenses	9,280	9,839	39,970	49,196

Operating loss	(1,313)	(351)	(22,044)	(17,964)
Operating margin	(1.94)%	(0.59)%	(11.55)%	(7.78)%

Interest expense, net	7,043	1,910	14,626	8,318
(Gain) loss on sale of business and net assets held for sale	—	53	(239)	8,255
Loss on sale-leaseback, net	—	1,238	—	1,238
Other income, net	(36)	(354)	(45)	(343)
Total other (income) expenses, net	7,007	2,847	14,342	17,468

Loss from continuing operations before income tax expense (benefit)	(8,320)	(3,198)	(36,386)	(35,432)
Income tax expense (benefit)	(5,142)	289	(6,367)	1,407
Loss from continuing operations	(3,178)	(3,487)	(30,019)	(36,839)

Loss from discontinued operations before income tax expense (benefit)	(8,499)	(3,609)	(25,318)	(6,479)
Income tax expense (benefit)	653	(110)	1,186	295
Loss from discontinued operations	(9,152)	(3,499)	(26,504)	(6,774)

Net loss	$(12,330)	$(6,986)	$(56,523)	$(43,613)

Basic earnings (loss) per common share
Loss from continuing operations	$(0.18)	$(0.20)	$(1.70)	$(2.12)
Loss from discontinued operations	(0.51)	(0.20)	(1.50)	(0.38)
Basic loss per common share	$(0.69)	$(0.40)	$(3.20)	$(2.50)

Diluted earnings (loss) per common share
Loss from continuing operations	$(0.18)	$(0.20)	$(1.70)	$(2.12)
Loss from discontinued operations	(0.51)	(0.20)	(1.50)	(0.38)
Diluted loss per common share	$(0.69)	$(0.40)	$(3.20)	$(2.50)

Weighted average common shares outstanding (basic and diluted)	17,895,093	17,433,754	17,657,372	17,348,286

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
($ in thousands, except share and per share amounts)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$4,594	$2,805
Restricted cash	11,562	8,765
Accounts receivable, net of allowance of $1,568 and $1,008, respectively	26,060	22,005
Costs and estimated earnings in excess of billings	11,487	18,068
Other current assets	4,006	4,720
Current assets of discontinued operations	27,922	79,047
Assets held for sale-Hetsco	—	22,832
Total current assets	85,631	158,242

Property, plant and equipment, net	1,712	3,059
Goodwill	35,400	35,400
Intangible assets, net	12,500	12,500
Other long-term assets	573	463
Long-term assets of discontinued operations	—	23,871
Total assets	$135,816	$233,535

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,080	$9,638
Accrued compensation and benefits	7,481	7,481
Billings in excess of costs and estimated earnings	7,049	5,743
Other current liabilities	5,552	12,137
Current liabilities of discontinued operations	28,802	41,192
Liabilities related to assets held for sale-Hetsco	—	1,151
Total current liabilities	53,964	77,342
Long-term debt, net	24,304	45,341
Deferred tax liabilities	9,921	16,191
Other long-term liabilities	2,390	1,830
Long-term liabilities of discontinued operations	3,110	5,697
Total liabilities	93,689	146,401
Commitments and contingencies
Common stock, $0.01 par value, 170,000,000 shares authorized and 19,360,026 and 18,855,409 shares issued, respectively, and 17,946,386 and 17,485,941 shares outstanding, respectively	193	188
Paid-in capital	78,910	76,708
Accumulated other comprehensive loss	—	(9,513)
Retained earnings (deficit)	(36,962)	19,764
Treasury stock, at par (1,413,640 and 1,369,468 common shares, respectively)	(14)	(13)
Total stockholders’ equity	42,127	87,134
Total liabilities and stockholders’ equity	$135,816	$233,535

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended
	December 31,
(in thousands)	2017	2016
Operating activities:
Net loss	$(56,523)	$(43,613)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	26,504	6,774
Deferred income tax expense (benefit)	(6,270)	1,071
Depreciation and amortization on plant, property and equipment and intangible assets	1,673	2,871
Amortization of deferred financing costs	5,624	231
Loss on disposals of property, plant and equipment	28	1,076
(Gain) loss on sale of business and net assets held for sale	(239)	8,255
Bad debt expense	560	325
Stock-based compensation	2,716	1,665
Payable-in-kind interest	2,767	—
Changes in operating assets and liabilities, net of business sold:
Accounts receivable	(5,414)	9,438
Costs and estimated earnings in excess of billings	7,061	(12,707)
Other current assets	4,681	(2,254)
Other assets	387	(1,783)
Accounts payable	(4,595)	2,193
Accrued and other liabilities	(9,437)	4,947
Billings in excess of costs and estimated earnings	1,306	3,257
Net cash provided by (used in) operating activities, continuing operations	(29,171)	(18,254)
Net cash provided by (used in) operating activities, discontinued operations	(1,739)	14,631
Net cash provided by (used in) operating activities	(30,910)	(3,623)
Investing activities:
Proceeds from sale of business, net of restricted cash and transaction costs	20,206	—
Net transfers of restricted cash	489	(8,444)
Proceeds from sale-leaseback	—	2,871
Proceeds from sale of property, plant and equipment	2	—
Purchase of property, plant and equipment	(112)	(382)
Net cash provided by (used in) investing activities, continuing operations	20,585	(5,955)
Net cash provided by (used in) investing activities, discontinued operations	44,500	15,464
Net cash provided by (used in) investing activities	65,085	9,509
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(496)	(267)
Debt issuance costs	(1,840)	(177)
Dividends paid	(9)	—
Proceeds from long-term debt	171,599	116,418
Payments of long-term debt	(202,353)	(141,076)
Net cash provided by (used in) financing activities, continuing operations	(33,099)	(25,102)
Net cash provided by (used in) financing activities, discontinued operations	—	—
Net cash provided by (used in) financing activities	(33,099)	(25,102)
Effect of exchange rate change on cash, continuing operations	—	—
Effect of exchange rate change on cash, discontinued operations	713	(218)
Effect of exchange rate change on cash	713	(218)
Net change in cash and cash equivalents	1,789	(19,434)
Cash and cash equivalents, beginning of year	2,805	22,239
Cash and cash equivalents, end of quarter	$4,594	$2,805

Supplemental Disclosures:
Cash paid for interest	$5,559	$6,242
Cash paid for income taxes, net of refunds	$1,806	$1,612
Noncash repayment of revolving credit facility	$(36,224)	$—
Noncash upfront fee related to senior secured term loan facility	$4,550	$—

Global Power Reports Fourth Quarter and Full Year 2017 Results

April 16, 2018

GLOBAL POWER EQUIPMENT GROUP INC.

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

CONSOLIDATED ADJUSTED EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2017	2016	2017	2016
Net loss-continuing operations	$(3,178)	$(3,487)	$(30,019)	$(36,839)
Add back:		—
Depreciation and amortization expense	525	378	1,673	2,871
Loss on sale of business and net assets held for sale	—	53	(239)	8,255
Loss on sale-leaseback, net	—	1,238	—	1,238
Interest expense, net	7,043	1,910	14,626	8,318
Restatement expenses	130	1,151	3,089	6,738
Stock-based compensation	861	594	2,716	1,665
Income tax expense (benefit)	(5,142)	289	(6,367)	1,407
Bank restructuring costs	—	1,320	350	1,320
Severance costs	9	(16)	1,505	732
Asset disposition costs	42	100	737	664
Franchise taxes	(29)	(12)	199	250
Adjusted EBITDA-continuing operations	261	3,518	(11,730)	(3,381)
Adjusted EBITDA-discontinued operations	(3,354)	(200)	(15,408)	4,083
Adjusted EBITDA	$(3,093)	$3,318	$(27,138)	$702

NOTE 1—Non-GAAP Financial Measures

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net loss before interest expense, net and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, restatement expenses, asset disposition costs, loss on sale of business and net assets held for sale, bank restructuring costs, loss on sale-leaseback and severance costs), which are not always commensurate with the reporting period in which such items are included. Global Power’s credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.